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                                  EXHIBIT 5

                    MILLER, NASH, WIENER, HAGER & CARLSEN
                       ATTORNEYS AND COUNSELORS AT LAW
                          3500 U. S. BANCORP TOWER
                            111 S.W. FIFTH AVENUE
                        PORTLAND, OREGON  97204-3699
                          TELEPHONE (503) 224-5858
                          FACSIMILE (503) 224-0155


                               January 6, 1995





United Grocers, Inc.
Post Office Box 22187
Portland, Oregon  97222-0082

          Subject:  United Grocers, Inc.
                    Registration Statement on Form S-2

Gentlemen:

          Reference is made to the Registration Statement on Form S-2 dated January 6, 1995, to be filed by United Grocers, Inc., an Oregon corporation ("United"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, United's common stock, $5 par value ("Stock") and $50,000,000 in aggregate principal amount of United's Series J 5% Subordinated Capital Investment Notes maturing approximately ten years from date of issue ("Notes").

          As special counsel for United, we are familiar with the actions taken by United with respect to the authorization and issuance of the Stock and Notes covered by the Registration Statement. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

          Based on the foregoing, it is our opinion that:

          (1) Upon the issuance of the Stock covered by the Registration Statement in the manner described therein and in accordance with applicable state securities laws and upon receipt of full payment therefor, such Stock will be legally issued, fully paid and nonassessable.

          (2) Upon compliance by United with the provisions of Section 3.10 of the indenture dated as of February 1, 1978, between United States National Bank of Oregon, as trustee, and United, including the due execution and delivery of a supplemental indenture between United and First Bank National Association, as trustee, relating to the Notes in the form filed as an exhibit to the Registration Statement, and upon issuance of the Notes covered by the Registration Statement in the manner described therein and in accordance with applicable state securities laws, such Notes will be legally issued, fully paid and nonassessable and will be binding obligations of United.

          We hereby consent to the use of this opinion in the Registration Statement, in any filings required to qualify or register the Notes in the states of California, Oregon, and Washington, and in any amendments to the
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Registration Statement or such filings, and to the use of our name under the caption "Legal Matters" in the Registration Statement.

                         Very truly yours,



                         MILLER, NASH, WIENER, HAGER & CARLSEN